Exhibit 14.1

TELLURIAN

Code of Business Conduct and Ethics

As Approved and Amended by the Board of Directors on December 5, 2018

I.	STANDARDS OF CONDUCT

This Code of Business Conduct and Ethics for Tellurian Inc. governs our business decisions and actions, and is designed to provide employees, officers and directors of the Company with standards of conduct for dealing with other employees, customers, shareholders, vendors, purchasers, royalty owners, joint interest owners, competitors, other third parties and the communities where we work. The Company also expects others who work on the Company’s behalf, such as agents, consultants, independent contractors and subcontractors, to abide by this Code in their work for the Company.

The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of our employees, officers, directors and other representatives. Each employee, officer and director is personally responsible and accountable for compliance with this Code. In addition, any representative (including any agent, consultant or independent contractor) utilized by the Company shall act on our behalf in a manner which is consistent with this Code. All of the foregoing persons are from time to time directly referred to in this Code as “you.”

This Code serves to assist in defining our ethical principles and guiding our ethical and honest behavior, and is not all-encompassing. This Code must be interpreted within the framework of the laws, rules, regulations and customs of the jurisdictions in which we operate, as well as in light of specific Company policies and common sense. Capitalized terms used in this Code have the meanings set out in Section IX. Reasons such as “everyone does it,” or “the competition is doing it,” or “it’s not illegal” are unacceptable as excuses for violating this Code. We must seek to avoid circumstances and actions that give the appearance of impropriety or involve apparent or actual conflicts of interest.

II.	BUSINESS ETHICS AND FAIR DEALING

It is the policy of the Company that all employees, officers, directors and other representatives of the Company (including agents, consultants, independent contractors and subcontractors) maintain the highest ethical standards.

Fair Dealing

The Company’s continued success depends on its ability to maintain its reputation for ethics and integrity. Employees, officers, directors and representatives of the Company must deal fairly and honestly with others, including customers, shareholders, vendors, other business partners and competitors, and must not take unfair advantage of anyone through manipulation, concealment, improper use of privileged information, misrepresentation of material facts or any other unfair dealing.

Customers

The Company is committed to striving to meet each customer’s needs with honesty and integrity.

Shareholders

The Company is committed to striving to provide a consistent return on the investment of shareholders in the Company, always in an ethical and legal manner, and to protect and improve long-term shareholder value through the prudent utilization of Company resources.

Vendors

The Company is committed to treating vendors with integrity and without discrimination. We endeavor to purchase all equipment and services on the basis of competitive pricing and/or merit.

Competitors

The Company is committed to competing vigorously and honestly in the energy industry. Our efforts and results will be based on the merits of our competitive ability.

Communities

The Company is committed to being a responsible corporate citizen of the communities in which we reside. We endeavor to improve the well-being of our communities.

III.	GIFT GIVING AND RECEIVING

You must not accept gifts, gratuities or entertainment in any form from existing or potential vendors or customers, or anyone else in business with or seeking to do business with the Company, if acceptance of such item violates any applicable law or regulation or could be perceived as having influence over decisions regarding Company business.

You should not give or offer to give gifts, favors, travel or entertainment to anyone on the Company’s behalf unless such item (1) is in accordance with accepted business practice; (2) could not reasonably be construed as a kickback, bribe or other payment in violation of any applicable law or regulation; and (3) was not solicited or offered in return for something else. If you have any questions about gifts or entertainment, you should consult with your supervisor/manager or the Chief Compliance Officer.

All expenditures for gifts and entertainment must be accurately recorded in the Company’s books and records.

Government Officials

The Company’s relations with Government Officials and employees shall be conducted in a manner which would not subject the Company to embarrassment or reproach if publicly disclosed. Accordingly, when considering whether to offer or provide any gift or entertainment to any Government Official, you must follow the applicable provisions under “Gift Giving and Receiving” in this Code, and keep in mind that social amenities, reasonable entertainment, and other courtesies may be extended to Government Officials only to the extent clearly appropriate under applicable customs and practices and not prohibited by any applicable law, rule or regulation. Any expenses proposed to be incurred by a Company employee, director, or officer for a gift, travel or entertainment for a Government Official must be specifically reviewed and approved in writing by the Chief Compliance Officer and, if approved, clearly described as such in the Company’s business records, including on the employee’s, director’s, or officer’s expense account, if applicable. Any expenses proposed to be incurred by a Company employee for a gift, travel or entertainment for other third parties who are not Government Officials must be specifically reviewed and approved by the employee’s immediate supervisor/manager and, if approved, clearly described as such in the Company’s business records, including on the employee’s, director’s, or officer’s expense account, if applicable.

IV.	COMPLIANCE WITH LAWS, RULES, REGULATIONS AND PRACTICES

Employees, officers and directors are expected to comply with the laws, rules and regulations governing the Company’s business in the United States, United Kingdom, Singapore and other countries where it does business. No individual is expected to know the details of all applicable laws, rules and regulations, but individuals should be knowledgeable about specific laws, rules and regulations that apply to their areas of responsibility. Everyone is expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when uncertain about them. Furthermore, questions and concerns about legal compliance and any information about a suspected or actual violation of any applicable law, rule or regulation should be reported immediately to the Company’s Chief Compliance Officer. Certain laws with broad applicability are summarized below.

Accounting and Auditing Matters

Employees whose responsibilities include accounting, internal accounting controls and auditing matters should be familiar with the laws, regulations, ethical standards and internal procedures applicable to the Company’s accounting and auditing process. These employees must fulfill their accounting and auditing responsibilities in conformance with such laws, regulations, standards and procedures.

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to an accountant in connection with) any audit, review or examination of the Company’s financial statements or preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public accountant engaged in the performance of an audit or review of the Company’s financial statements.

Accuracy of Books and Records and Public Disclosure and Reporting

Every employee is responsible for the accuracy and completeness of the Company’s business records, books and data. All financial books, records and accounts must accurately reflect the true nature of the Company’s transactions and events, and employees must record all of the Company’s activities in compliance with applicable laws and accounting standards and the Company’s own accounting policies, as applicable. The making of false or misleading entries, records or documentation is strictly prohibited. No secret, unrecorded, or “off-the-books” funds may be established or maintained, and no false entries may be made, on the books or records of the Company. No employee may create any business record that inaccurately characterizes the true nature of a transaction or payment.

Employees involved in the preparation and review of materials that are disseminated or otherwise available to the public must see that the information in the materials is true and accurate in all material respects. No employee may knowingly misrepresent, or cause others to knowingly misrepresent, information about the Company in communications with the public. The Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer and Chief Accounting Officer must be familiar with the disclosure and reporting rules and regulations promulgated by the SEC and mandated by applicable law. Reports and documents that the Company submits to the SEC, and the Company’s other public communications, should contain full, fair, accurate, timely and understandable disclosure.

U.S. Federal, State, Local, and Foreign Political Contributions

No funds or assets of the Company shall be used for U.S. federal, state, or local political campaign contributions, even if permitted by applicable federal, state, or local laws, unless approval has been given by the Chief Compliance Officer. No funds or assets of the Company shall be used, directly or indirectly, for political contributions outside of the U.S., even where permitted by applicable local laws, unless approval has been given by the Chief Compliance Officer.

These prohibitions cover not only direct contributions, but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events. Also prohibited is the furnishing of any goods, services or equipment to political parties or committees, unless approval has been given by the Chief Compliance Officer.

Anti-Bribery and Corrupt Practices Law Compliance

A.	U.S. Foreign Corrupt Practices Act, Australian Anti-Bribery Laws, U.K. Bribery Act, and Other Similar Laws (collectively, the “Anti-Bribery and Corrupt Practices Laws”)

Every employee, officer and director is expected to be aware of, familiar with and comply with the Company’s Anti-Corruption/Anti-Bribery Policy, as in effect from time to time. All employees, officers and directors must comply with the Anti-Bribery and Corrupt Practices Laws, which, among other things, prohibit payments and offers of payments of anything of value to foreign Government Officials, political parties, or candidates for foreign political office, in order to get, keep or direct business or secure an improper advantage. Payments made indirectly through intermediaries, such as sales agents and consultants, when circumstances indicate that such payments are being passed along for prohibited purposes, are also illegal. In addition to prohibiting certain actions, the Anti-Bribery and Corrupt Practices Laws require internal accounting controls and record keeping by the Company in connection with payments by it or its subsidiaries.

Any employee, officer or director who violates the Company’s Anti-Corruption/Anti-Bribery Policy will be subject to disciplinary action, including but not limited to suspension or dismissal.

B.	Legitimate Business Transactions

The Company shall enter into no transaction with any Government Official, employee, or entity, or a private party, except for a legitimate business purpose and upon terms and conditions that are fair and reasonable under the circumstances and comply with all applicable laws, rules and regulations.

C.	Retention of Government Officials

No Government Official shall be retained by the Company to perform services related to a matter within the scope of his or her official duties or the duties and responsibilities of the governmental body of which he or she is an official.

Antitrust/Competition Law Compliance

The Company is committed to abiding by the antitrust laws, as they are referred to in the United States, or competition laws, as they are often referred to internationally, of every jurisdiction in which the Company does business. These laws and related rules and regulations are designed to help make sure the free market system works properly and that competition among companies is fair, by prohibiting such things as anti-competitive agreements among competitors and providing for the regulatory monitoring of potential situations where a business may have or obtain market power. Everyone with the Company is responsible for compliance with applicable antitrust/competition laws. You should seek legal advice from the Company’s Chief Compliance Officer whenever any question arises as to the possible application of the antitrust/competition laws. Prohibited conduct includes agreements with Company competitors on maximum or minimum prices, discounts, rebates, or credit terms.

Compliance with Insider Trading Policy

Every employee, officer and director is expected to be aware of and familiar with the Company’s Insider Trading Policy, as in effect from time to time. Pursuant to such Insider Trading Policy and law, employees, officers and directors who have material, non-public information about the Company or other companies, including the Company’s suppliers and partners, as a result of their relationship with the Company are prohibited from trading in the securities of the Company or such other companies, as well as communicating that information to others.

Any employee, officer or director who trades in the securities of the Company or such other companies while in possession of material non-public information will be subject to disciplinary action, including but not limited to suspension or dismissal.

Equal Employment Opportunity and Policy Against Harassment

The Company is deeply committed to maintaining a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited. The Company requires each employee, officer and director to treat all colleagues in a respectful manner and to forge working relationships that are uniformly free of bias, prejudice and harassment.

The Company is committed to providing EEO to all employees and applicants for employment without regard to race, creed, color, religion, sex, sexual orientation, gender identity, national origin, ancestry, age, disability, genetic information, military status, or any other status protected by all applicable laws, rules and regulations. This policy applies to all terms and conditions of employment, including hiring and termination.

The Company expressly prohibits any form of unlawful discrimination or harassment by any employee, officer, director or representative of the Company, or any third party, against any employee or applicant for employment based on race, creed, color, religion, sex, sexual orientation, gender identity, national origin, ancestry, age, disability, genetic information, military status, or any other status protected by all applicable laws, rules and regulations.

The Company also expressly prohibits any retaliation by any employee, officer, director or representative of the Company, or any third party, against anyone for making a complaint under the Company’s EEO policy or for participating in an investigation of a complaint.

You should follow the complaint procedure set forth in this Code or in the Company’s Employee Handbook with respect to any violation of the EEO policy.

In addition to its EEO policy, the Company is committed to complying with all other applicable employment-related laws, rules and regulations. We are also committed to providing a safe working environment and an atmosphere of open and constructive communication for all employees.

Health, Safety and Environmental Matters

The Company strives to conduct its operations in a manner that safeguards the environment. The Company believes the promotion of health, safety and sound environmental practice to be of fundamental importance to the welfare of the Company, its employees and its shareholders. In this regard, the Company expects all employees, officers and directors to comply with all applicable environmental and occupational health and safety laws and regulations. Communication from employees on health, safety and environmental matters is invited by management.

Compliance with Company Policies

Every employee, officer and director is expected to be aware of, familiar with and comply with all Company policies and rules, as in effect from time to time. Any employee, officer or director who violates any such Company policy or rule will be subject to disciplinary action, including but not limited to suspension or dismissal.

V.	CONFLICTS OF INTEREST

General Conflicts of Interest

Conflict of Interest describes any circumstance that could cast doubt on a person’s ability to act with total objectivity with regard to the Company’s interests, that may make it difficult for a person to perform his or her duties effectively or that may personally and improperly benefit a person or his or her family members. Actual and apparent conflicts of interest between personal interests and the Company’s interests must be avoided.

Although it is impossible to list all potential conflict of interest situations, the following examples represent a few situations where a conflict of interest could arise and therefore must be avoided:

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Holding a significant direct or indirect financial interest in any company that is a Company vendor, supplier, competitor, customer or agent, where the interest could influence decisions with respect to our business or relationship with such company or otherwise influence judgment on our matters.

•	Serving on the board of directors or employment in any capacity with any vendor, competitor or customer of the Company.

•	Receiving or giving gifts or entertainment in order to give or receive business favors and accommodations.

Relationships, including business, financial, personal and those with relatives, may give rise to situations causing conflicts of interest or the appearance of a conflict. You must carefully evaluate your relationships as they relate to Company business to ensure that such conflicts do not exist or arise. You must disclose any interest or issue that may present a conflict of interest as soon as you become aware of it.

To avoid conflicts of interest:

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You and your immediate family members (including persons who reside with you in your house) must not have material financial interests in any businesses that compete or deal with the Company that are not disclosed to the Chief Compliance Officer.

•	You must not offer or perform services in competition with the Company.

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While you are encouraged to participate in philanthropic, professional, and community organizations, you must ensure that the manner of your participation in a particular organization does not imply the Company’s endorsement or sponsorship.

The Company recognizes that the exercise of judgment is required in determining the applicability of the conflicts of interest policy to any given situation. Primary responsibility for conduct within the letter and spirit of this policy must rest with you.

Outside Activities and Corporate Opportunities

No employee, officer or director may provide any services as an employee, officer, director, consultant, or advisor or in any other capacity for a direct competitor of the Company, other than services performed at the request of the Company, as confirmed by the Chief Compliance Officer. Furthermore, an employee’s or officer’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for a conflict of interest or insider trading concerns and may otherwise interfere with the employee’s or officer’s duties to the Company. Any employee, officer or director involved in outside activities may be required to resign from such activities at any time if the Company determines that the employee’s, officer’s or director’s continued engagement in such activities may no longer be in the best interests of the Company. Under certain circumstances, Company directors involved in outside activities may be required to recuse themselves from certain discussions and votes if there could be, or could be a perception of, a Conflict of Interest.

Employees may not take personal advantage of business opportunities that could be made available to the Company, unless the Chief Compliance Officer confirms in writing that the Company has considered and declined the opportunities. A director may not take personal advantage of a business opportunity that could be made available to the Company unless at least a majority of the disinterested members of the Company’s Board of Directors determines that the Company will not pursue the opportunity. Employees, officers and directors may not use corporate property, assets, information or position for personal gain or compete with the Company in any manner that would breach the employees’, officers’ or directors’ fiduciary obligations to the Company.

VI.	PROTECTION AND PROPER USE OF COMPANY ASSETS; LOANS

You are responsible for the proper use, conservation and protection of the Company’s assets and resources. The Company’s assets and resources, including computer hardware and software, electronic mail, internet access, phones and other communications equipment, office equipment and materials, such as copiers and paper, physical facilities and materials, are intended for business use. Although the Company permits occasional and incidental appropriate personal use of some Company resources, such as its communications equipment, any personal use should be kept to a minimum and should not interfere with or detract from the Company’s business or value. Misuse, theft, fraud, carelessness and waste of the Company’s assets and resources have a direct impact on the Company’s profitability. Any suspected incident of misuse, theft, fraud, carelessness and waste of the Company’s assets and resources should be immediately reported, will be investigated and may result in disciplinary action.

Loans by the Company to employees, officers and directors of the Company or guarantees by the Company of the obligations of such persons that are incurred for personal reasons may present conflicts of interest if made outside of the ordinary course of business or for improper purposes or may be illegal. Loans to officers and directors are not permitted unless such loans are in compliance with applicable law, including the Sarbanes-Oxley Act of 2002.

Confidentiality and Proprietary and Trade Secret Information

Employees, officers and directors may have access to the intellectual property and trade secrets and other confidential and proprietary information of the Company, such as business, strategic, financial and other critical information. You must not misuse or improperly disclose any such non-public, confidential information pertaining to the business affairs of the Company. You must not do anything to jeopardize or unwittingly disclose any such information through your email communications, use of social media (such as Facebook, Twitter, LinkedIn, Instagram and other communication channels), or by any other manner. Confidential information includes non-public information about the Company and its business partners, customers or other entities, including those that have entered into confidentiality agreements with the Company. Examples of confidential information include:

•	Information pertaining to the Company’s projects and strategies, including technologies used by the Company.

•	Information about acquisitions, mergers or similar transactions.

•	Financial information, including historical, current and projected financial results, unless publicly announced.

•	Information about future plans or changes in the Company’s project developments or results.

•	Information about liquidity, borrowings, securities offerings or changes in previously disclosed financial information.

•	Changes in management or other key personnel.

•	Information about significant litigation.

You should assume that any of the types of information listed above that is received from an outside company or individual has been provided on the condition that it is to be kept confidential, whether or not there exists a written confidentiality agreement. You should not disclose confidential information to anyone except those within the Company or authorized representatives who have a “need to know.” Precautions should be taken to avoid inadvertent disclosure. Examples of precautions which should be taken to avoid inadvertent disclosure include:

•	Avoiding discussion of confidential information in public places.

•	Ensuring that documents are not left in non-secure locations such as the photocopy room or at the facsimile machine.

•	Ensuring that devices such as phones and laptops that may contain confidential information are secured with password protection and not left unattended in public places.

•	Being thoughtful about what you communicate by email or post on social media and how it might affect confidential, proprietary information and trade secrets.

VII.	PUBLIC REPORTING; COMPANY RECORDS

Public Reporting

The Company’s principal executive, financial and accounting officers are responsible for the full, fair, accurate, timely and understandable disclosure of all information required by applicable laws or regulations to be so disclosed in reports and documents filed with, or submitted to, the SEC and other regulators, and all information in other public communications made by the Company. All such reports and documents shall be filed or submitted in a timely, accurate and complete manner in compliance with applicable laws and regulations.

Accuracy of Company Records

Company supervisors/managers are responsible for maintaining an effective system of administrative and accounting controls in their areas of responsibility. Accounting controls provide the Company with a system of “checks and balances” to help ensure that financial records and reporting and accounting and related policies are complied with throughout the organization. Administrative controls promote organizational effectiveness and help establish a uniform direction for employee efforts by ensuring adherence to Company policies. In administering these controls, supervisors are expected to communicate to their subordinates Company policies that apply to their respective jobs, show leadership in adhering to the policies and enforcing them, and establish reasonable procedures for carrying out Company policies and preventing deviations.

In carrying out their responsibility for administering accounting controls, supervisors shall take reasonable steps to ensure that:

•	Business transactions are executed only by properly authorized employees.

•	Access to Company assets (e.g., cash, inventory, property, etc.) is permitted only by properly authorized employees and consistent with Company policies and controls.

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Business transactions are reported and recorded to (a) permit preparation of accurate financial statements and other records in conformity with generally accepted accounting principles and (b) clearly reflect and maintain the responsibility and accountability for assets.

•	Records identifying the responsibility and accountability for assets are compared with actual assets at reasonable intervals, and appropriate action is taken if there are discrepancies.

•	Records are kept on a timely basis and accurately and fairly represent all business transactions. This means that:

•	All assets and transactions must be recorded in normal books and records.

•	No unrecorded funds shall be established or maintained for any purpose.

•	Records shall not be falsified in any manner.

VIII.	COMPLIANCE PROCEDURES

Reporting any Illegal or Unethical Behavior

Any suspected violation of this Code or of any law, rule or regulation or internal corporate policy or any other unethical behavior must be immediately reported as follows:

•	by employees to the employee’s supervisor/manager, the Chief Compliance Officer or the Audit Committee;

•	by executive officers to the Chief Compliance Officer or the Audit Committee; and

•	by directors to the Audit Committee.

All reports will be treated confidentially and investigated promptly and appropriately to the extent practical. Employees, officers and directors should not undertake to investigate any suspected violations themselves. The Company will not retaliate against any employee, officer or director who reports a violation in good faith, and any retaliation by another employee shall constitute a further violation of this Code. The Legal Department will keep records of any violation of this Code and any other reports of suspected violations of any law, rule or regulation and of any actions taken as a result of such violations. If an employee has any questions or concerns regarding ethical responsibilities, the employee can discuss them with a supervisor/manager or a member of the Legal Department.

Procedure Regarding Potential Application or Violation of this Code

We must all work to foster compliance with this Code. The following are some compliance points to keep in mind:

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? In every situation, use your judgment and common sense. If something seems unethical or improper, it probably is.

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Discuss the problem with your supervisor/manager or the Chief Compliance Officer. This is the basic guidance for all situations. In many cases, your supervisor/manager or the Chief Compliance Officer will be able to provide guidance and answer questions.

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Seek help from other Company resources. If you are uncomfortable with discussing a compliance issue with your supervisor/manager or the Chief Compliance Officer, you should discuss it with the Chairman of the Audit Committee. You may also call the hotline available pursuant to the Company’s Procedures for Reporting Concerns about Accounting, Auditing, or Other Compliance Matters (at 1-866-554-4634).

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You may report ethical violations in confidence and without fear of retaliation. If you are involved in or are aware of a compliance issue and seek to report it anonymously, you may do so by reporting the issue through the Company’s hotline noted above (at 1-866-554-4634). Your anonymity will be protected to the fullest extent practicable, consistent with applicable laws, regulations, and the requirements necessary to conduct a fair, thorough, and effective investigation of the conduct or matter. The Company will not permit retaliation of any kind against any person for a report made in good faith and pursuant to the provisions of this Code of a matter or conduct that the reporting person reasonably believes may constitute a violation of this Code or applicable laws, rules or regulations (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation).

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance and ask questions before you act.

Investigation of Violations

If, through compliance monitoring, internal or independent audit procedures, reports under this Code, or otherwise, the Company becomes aware of a potential violation of this Code, the Chief Compliance Officer together with the Human Resource Department, or if the matter involves the Chief Compliance Officer, another executive officer or a director, shall, as appropriate:

•	evaluate the underlying information as to gravity and credibility;

•	promptly initiate an informal inquiry or a formal investigation;

•	prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of the matter; and

•	determine and implement the appropriate disciplinary action and, where necessary, institute procedures to prevent future violations.

All documents and reports with respect to potential violations of this Code and the resolution and any action taken with respect thereto shall be retained in accordance with applicable laws, rules and regulations.

Disciplinary Action

Compliance with this Code is essential to the Company’s ability to conduct its business in accordance with its stated values. The Company expects all employees, officers, directors and other representatives of the Company to adhere to this Code in carrying out their duties for the Company.

The Company will take prompt and appropriate action against any employee, officer, director or other representative of the Company whose actions are found to violate this Code or any other policies of the Company. Disciplinary action may include a reprimand, demotion or reassignment, reduction in pay or other compensation, an unpaid suspension, and/or immediate termination of employment or other relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

Persons subject to disciplinary action shall include, in addition to the principal violator, others involved in the violation such as persons who fail to use reasonable care to detect a violation, persons who if requested to provide information withhold material information about a violation, and supervisors/managers who approved or condoned the violation or attempted to retaliate against a person who reported the violation or the violators.

Waivers of this Code

Any waiver of this Code for employees, officers or directors may be made only by the Company’s Board of Directors and only under extraordinary circumstances. Requests for a waiver may be directed to the Chief Compliance Officer, who will initially assess the request. Any waiver granted, along with the reasons for the waiver, will promptly be publicly disclosed as required by applicable laws, regulations and rules.

IX.	DEFINED TERMS

•	“Anti-Bribery and Corrupt Practices Laws” means the U.S. Foreign Corrupt Practices Act, Australian anti-bribery laws, the U.K. Bribery Act, and other similar laws.

•	“Business Records” means not only ledger entries and accounting records, but also invoices, correspondence, e-mails, and other company documents.

•	“Code” means this Code of Business Conduct and Ethics.

•	“Company” means Tellurian Inc.

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“Conflict of Interest” means any circumstance that could cast doubt on a person’s ability to act with total objectivity with regard to the Company’s interests, that may make it difficult for a person to perform his or her duties effectively or that may personally and improperly benefit a person or his or her family members.

•	“Entertainment” includes complimentary invitations to accompany another person to sporting, music, theatre, or other similar events, and meals.

•	“EEO” means equal employment opportunity.

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“Gifts” include merchandise, goods, wine, spirits, food, vacations, trips, flowers, novelty items, or tickets to sporting, music, theatre, or other similar events. There is a distinction between the “gifting” of tickets, where the gift giver does not attend with the recipient, and “entertainment,” where the giver attends with the recipient.

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“Government Official” means any of the following: (i) an elected, appointed, or career employee of a federal, national, state, provincial, local, or municipal government or any department, agency, or subdivision thereof; (ii) an officer or employee of a government-owned or government-controlled enterprise, company, or organization; (iii) an officer or employee of a public international organization (e.g., UN, World Bank, NATO, etc.); (iv) an individual acting for or representing a government, even if he or she is an employee of such government; (v) any individual who is considered to be a government official under applicable local law; (vi) a candidate for political office; (vii) an officer or employee of a political party, and for the purposes of this Code, (viii) a “related person” of a Government Official.

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“Harassment” means any inappropriate conduct which has the purpose or effect of creating an intimidating, hostile, or offensive work environment; unreasonably interfering with an individual’s work performance; or affecting an individual’s employment opportunity. Forms of harassment include, but are not limited to, unwelcome verbal or physical advances and sexually, racially, or otherwise derogatory or discriminatory materials, statements, or remarks.

•	“Related Person” means a spouse or civil partner; child, parent or sibling (whether by blood or by marriage); or other person sharing the same household.

•	“SEC” means Securities and Exchange Commission.

TELLURIAN INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Certificate of Compliance

ISSUED TO:                                                                     (name)

DATE:

ACKNOWLEDGMENT:

My signature below indicates that I have read, understood, accept, and agree to comply with the Code of Business Conduct and Ethics for the Company, as it may be amended from time to time. I understand it is my responsibility to be aware of any amendments to the Code, and comply with such amendments.

I understand that my failure to comply in any respect with the Code of Business Conduct and Ethics may be a basis for termination of my employment or other relationship with Tellurian Inc.

Full Name:

Signature:

Date: